Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AVENUE THERAPEUTICS, INC.

Avenue Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST. The Certificate of Incorporation of the Corporation is hereby amended by changing ARTICLE IV, so that, as amended, the first paragraph of said ARTICLE IV shall be amended and restated as follows:

Authorized Stock. The total number of shares of all classes of capital stock that the Corporation shall have the authority to issue is (i) two hundred million (200,000,000) shares of Common Stock, with $0.0001 par value, and (ii) two million (2,000,000) shares of Preferred Stock, with $.0001 par value (the “Preferred Stock”), 250,000 of which are designated as Class A Preferred Stock (the “Class A Preferred Stock”) and the remainder are undesignated Preferred Stock.

SECOND. That a resolution was duly adopted by unanimous written consent of the directors of the Corporation, pursuant to Section 242 of the DGCL, setting forth the above mentioned amendment to the Certificate of Incorporation and declaring said amendment to be advisable.

THIRD. That this amendment was duly adopted by the holders of a majority of the voting power of the Corporation by written consent, pursuant to Section 228 of the DGCL.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this ____ day of ____________, 2024.

AVENUE THERAPEUTICS, INC.

By:

Name: Alexandra MacLean, M.D.

Title: Chief Executive Officer